UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X|   Preliminary Proxy Statement
|_| Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Under Rule 14a-12

                 NANTUCKET ISLAND ASSOCIATES LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       N/A
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|_|   No fee required.

|X|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:
            Units of limited partnership Interest

      (2)   Aggregate number of securities to which transaction applies: 785

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The amount of the filing fee, calculated in accordance with the Securities and Exchange Commission Fee Rate Advisory #6 for fiscal year 2005, dated December 6, 2004, equals $117.70 per each $1 million of the $55 million to be received by the registrant, or $6,473.50

      (4)   Proposed maximum aggregate value of transaction: $55,000,000

      (5)   Total fee paid: $6,473.50

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

    (3) Filing Party:

        ------------------------------------------------------------------------

    (4) Date Filed:

        ------------------------------------------------------------------------

                 NANTUCKET ISLAND ASSOCIATES LIMITED PARTNERSHIP

                                 P. O. Box 9507
                           7 Bulfinch Place, Suite 500
                           Boston, Massachusetts 02114

                                     NOTICE

                          FOR ACTION BY WRITTEN CONSENT

To the Limited Partners:

      We are soliciting your consent to the sale of the partnership's remaining properties. A contract has been entered to sell these properties for $55 million which we believe is a very attractive price. Accordingly, we recommend that you consent to the sale.

      The sale will not be closed unless limited partners holding more than 50% of the outstanding units consent to the sale. Only limited partners of record at the close of business on May 1, 2005, are entitled to give their consent. Limited partners will not be entitled to dissenters' rights of appraisal under Delaware law or the limited partnership agreement in connection with the proposed sale. If we do not obtain the required consents, the properties will not be sold and the partnership will continue to own and operate the properties.

      Consents must be received by the expiration of the consent solicitation period which is 5:00 P.M., New York City Time, on June , 2005. Under the terms of the partnership agreement, limited partners will be deemed to have consented to the sale unless written refusals to consent are received prior to the expiration date. Therefore, if you do not return a consent form it will have the same effect as if you had voted in favor of the sale.

      Information regarding the proposed sale and related matters is contained in the attached consent solicitation statement and the annexes thereto, which forms a part of this notice.

      Please complete, sign and date the enclosed consent card and return it promptly in the enclosed postage-paid envelope as soon as possible. It is important that your interests are represented and that your consent is received.

                                                By Order of the General Partner,

                                                THREE WINTHROP PROPERTIES, INC.
                                                GENERAL PARTNER

Boston, Massachusetts
May ___, 2005

                 NANTUCKET ISLAND ASSOCIATES LIMITED PARTNERSHIP

                         CONSENT SOLICITATION STATEMENT
                  FOR LIMITED PARTNER ACTION BY WRITTEN CONSENT

      This consent solicitation statement and the accompanying documents are being mailed to each limited partner of record as of May 1, 2005, holding limited partnership interests in Nantucket Island Associates Limited Partnership, a Delaware limited partnership, in connection with the solicitation by Three Winthrop Properties, Inc., a Delaware corporation and the general partner of the partnership.

      The written consents are being sought to approve the sale of the partnership's remaining properties located in Nantucket Island, Massachusetts, for $55 million. In order for the proposed sale to be approved, limited partners holding more than 50% of the outstanding units must consent to the sale. The consent solicitation period will end at 5:00 P.M., New York City Time, on June , 2005 which we refer to as the expiration date. Under the terms of the partnership agreement, limited partners will be deemed to have consented to the sale unless written refusals to consent are received prior to the expiration date. Therefore, if you do not return a consent form it will have the same effect as if you had voted in favor of the sale. As of May 1, 2005, there were 677 limited partners of record with 785 units of limited partnership issued and outstanding.

      Approval of the proposed sale is being sought pursuant to the partnership agreement and as part of the April 2003 court-approved settlement of a class action. The settlement required the general partner to submit by April 2005 a referendum to limited partners on the issue of whether the partnership should offer to sell all of its remaining properties. In December 2004, the partnership engaged Eastdil Realty in connection with the sale of the properties. Eastdil, a division of the Wells Fargo banking organization, is one of the foremost nationwide brokers specializing in retail and high quality professional property. Eastdil assisted the partnership in determining an appropriate asking price for the properties. The settlement provided for a subsequent marketing period of up to 12 months following a successful referendum. The general partner believed that the referendum process would add an unnecessary, time-consuming and costly step in the sale process, especially in light of the significant steps being taken to prepare the properties for sale as well as the necessity of obtaining a second approval of limited partners following the marketing period. Accordingly, with the approval of class counsel, the general partner decided to defer soliciting the consent of limited partners until such time as an agreement to sell the properties had been reached.

      If the proposed sale is approved, the properties will be sold to NIR Retail, LLC, an unaffiliated third party purchaser. NIR Retail LLC is an affiliate of Nantucket Island Resorts LLC. In 1998 Nantucket Island Resorts LLC and certain of its affiliates purchased substantially all of the partnership's other properties. We refer to The foregoing entities as NIR. In connection with the prior sale, NIR was granted a right of first offer on the sale of the properties that are now proposed to be sold. The contract that has been signed was negotiated as part of the exercise by NIR of those rights and provides for the sale of the properties for $55 million.

      The estimated proceeds from the sale to be distributed to limited partners will vary depending upon whether a limited partner was part of the class that participated in the settlement of the class action. The class of limited partners included in the settlement were those limited partners who owned units as of September 10, 1996 and who did not purchase preferred units in the partnership's September 1996 offering. The class also includes successors in interest to those limited partners. Under the terms of the settlement, a $9,750,000 payment was made by affiliates of the general partner for the benefit of the class members. As a result of this payment, the settlement requires that a portion of the distributions which class members are otherwise entitled to receive under the partnership agreement will be paid to Winthrop Financial Associates, an affiliate of the general partner. This payment will not affect the amount that is payable to limited partners who are not included in the class. Distributions to class members will also be reduced by the balance of attorney's fees that are payable to class counsel which were deferred as part of the court-approved settlement. Accordingly, we currently estimate that if the sale is approved by limited partners and the properties sold to NIR under the agreement, limited partners will receive approximately $23,565 per unit if they or their predecessors in interest were included in the class and approximately $34,554 per unit if they were not included in the class. The difference in these amounts is attributable to the payments previously made for the benefit of the class members. We refer to units held by class members or their predecessors as class units and we refer to units held by others as non-class units. There are 643 class units and 142 non-class units. These estimates are based on various assumptions described in the consent solicitation statement. There are numerous factors that will impact the amount that will ultimately be made available for distribution to limited partners, including, the timing of the closing of the proposed sale, the costs and expenses to complete the sale and dissolve and liquidate the partnership and the amount needed to satisfy the liabilities of the partnership. The general partner expects that a substantial portion of the sale proceeds will be distributed to the limited partners promptly after the closing of the proposed sale. See "THE PROPOSED SALE -- Estimated Distributions."


                                       (i)

      If the proposed sale is consummated, the general partner will commence a process to dissolve and liquidate the partnership. However, commencement of this process could be deferred until the general partner is able to satisfy all known and quantifiable liabilities and make a reasonable estimate of the maximum amount that could be owed with respect to unquantifiable liabilities of the partnership.

      The actual amount of net proceeds to be derived from the proposed sale and distributable to the limited partners will not be known until after closing of the proposed sale, and no assurance may be given that the partnership's obligations, or any reserves against future obligations, will not exceed current expectations or that the total amount of distributions will be equal to the estimates specified in this consent solicitation statement.

      The proposed sale will be a taxable event and will result in the limited partners being allocated taxable gain. A limited partner's after-tax benefit or cost from the proposed sale and the liquidation of the partnership will be based on a number of factors, including the limited partner's adjusted tax basis in its units and whether the limited partner has unused passive activity losses. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS." Limited partners must consult with their own tax advisors to determine the federal, state and local income and other tax consequences to them of the proposed sale in light of their specific tax situations.

      This consent solicitation statement is first being mailed to limited partners on or about May ___, 2005.

The date of this consent solicitation statement is May ___, 2005.


                                      (ii)

                                TABLE OF CONTENTS

                                                                            Page

Summary........................................................................1
    The Partnership............................................................1
    The Properties.............................................................1
    NIR........................................................................1
    Purpose of this Consent Solicitation.......................................2
    The Proposed Sale..........................................................2
    Recommendation of the General Partner......................................3
    Summary of Tax Consequences................................................3
    Forward-Looking Statements.................................................4

The Written Consents...........................................................5
    General....................................................................5
    Record Date and Outstanding Units; Voting Rights; No Market................5
    Majority Vote Required; Deemed Consent.....................................5
    Consent Procedures.........................................................6
    Absence of Dissenters' Rights of Appraisal;
        Effect on Vote for Proposed Authorization..............................7
    Solicitation of Consents...................................................7

Selected Historical Financial Information......................................8

The Proposed Sale..............................................................9
    Overview...................................................................9
    Background of the Proposed Sale............................................9
    Eastdil Realty............................................................11
    NIR.......................................................................12
    Terms of the Proposed Sale................................................12
    Recommendation of the General Partner; Reasons for the Proposed Sale......12
    Estimated Distributions...................................................13
    Estimated Use of Proceeds from the Proposed Sale..........................14

The Properties................................................................15
    General...................................................................15
    Contingent Purchase Price Payments........................................16
    Capital Improvements......................................................16

Certain Federal Income Tax Considerations.....................................17
    General...................................................................17
    Sale of Properties........................................................17
    Cash and Liquidating Distributions........................................17
    Passive Activity Losses...................................................18
    State and Local Taxes.....................................................18

Interests of Certain Persons in the Proposed Sale.............................20

Where You Can Find More Information...........................................21

Appendix A - Form of Proxy Card


                                      (iii)

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                                     SUMMARY

      The following is a summary of certain information contained elsewhere in this consent solicitation statement. This summary is qualified in its entirety by the more detailed information contained in this consent solicitation statement. Limited partners are urged to read this consent solicitation statement in its entirety.

The Partnership

      The partnership was formed in 1986 for the purpose of owning a 99.98% beneficial interest in Sherburne Associates, a Massachusetts general partnership which at the time owned hotel properties, rental units, retail buildings, a boat basin and additional housing property. In 1998 and 1999 Sherburne sold all of its properties other than the retail buildings. In January 2000 Sherburne was converted to a Delaware limited liability company known as Sherburne Associates, LLC. Sherburne owns 48 commercial rental properties, which we refer to as the properties, located on Nantucket Island, Massachusetts.

      The partnership owns its interest in Sherburne through a 99.99% general partnership interest in NIA Operating Associates Limited Partnership, which owns 99.49% of Sherburne and is the sole beneficiary of Sherburne Business Trust, which owns .5% of Sherburne. The general partner of the partnership is Three Winthrop Properties, Inc., a wholly owned subsidiary of First Winthrop Corporation.

The Properties

      Description. The properties consist of 48 retail properties containing an aggregate of 78,003 square feet of leasable space. They were originally acquired in December 1986 for a purchase price of $24,901,631.

      Mortgage Loan. The properties are encumbered by a first mortgage loan obtained in 2000. The loan, which was in the original principal amount of $18,500,000, bears interest at 9.03% and requires principal payments based on a 30-year amortization schedule. The loan matures in March 2010 at which time a balloon payment of approximately $16,968,000 is due. The mortgage loan is prepayable only with defeasance and will be paid in full from the proceeds of the sale of the properties.

      Recent Capital Improvements. As the owner of the commercial properties along the Nantucket wharfs, the partnership is responsible for maintaining the bulkheads. The partnership has expanded significant ammounts to maintain the bulkheads, including $1,005,000 during 2004. If the partnership continues to own the properties, it will incur additional costs to maintain the bulkheads. In this regard, NIR has estimated that future costs in respect to the bulkheads will total approximately $2.2 million.

      In addition, during the due diligence investigation conducted by NIR, several additional required capital improvements were identified. These improvements include repair of the Rope Walk Restaurant site and various additional capital improvements and deferred maintenance required for the properties. It is estimated that these future capital improvements plus future maintenance of the bulkheads, would amount to approximately $5 million.

NIR

      NIR is a real estate investor controlled by Steven R. Karp, a Newton, Massachusetts based developer of mainland shopping malls and retail space. In June 1998, NIR purchased various hotel properties and related properties from Sherburne for approximately $40,000,000. In connection with the previous sale, NIR was granted a right of first offer to purchase the properties.

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                                       1

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Purpose of this Consent Solicitation

      The partnership is seeking the consent of limited partners to the sale of the properties to NIR for $55 million.

The Proposed Sale

      The right of first offer granted to NIR required the partnership to notify NIR in the event it decided to sell the properties, including in such notice a proposed sales price. NIR would then have ninety days to accept that offer and purchase the properties within 60 days following such acceptance.

      Under the terms of an April 2003 court approved settlement of a class action, the general partner was required to submit to the limited partners, prior to April 2005, a referendum on whether the partnership should seek to sell all of its remaining assets. In furtherance of this settlement, in December 2004, Eastdil Realty, a nationally recognized real estate investment banking firm, was retained by the partnership to assist in the sales process, including setting an offer price. Since the partnership was taking significant steps to sell the properties, the general partner believed that the referendum process would add a time-consuming, costly step in the sale process, particularly since a second approval of limited partners would also be required in order to sell the properties. Accordingly, with the approval of class counsel, the general partner decided to defer soliciting the consent of limited partners until such time as an agreement to sell the properties had been reached.

      After consulting with Eastdil, the partnership arrived at an offer price, which, in compliance with the terms of the right of first offer, was delivered to NIR. NIR then performed a due diligence analysis of the properties and discussed with the general partner the cost of various capital improvements that would likely be required. After further discussions on these issues, the general partner agreed to adjust its offer to $55 million, and NIR accepted the offer.

      If the proposed sale is consummated, then the general partner will commence a process to dissolve and liquidate the partnership and its subsidiaries as soon as reasonably practicable following the closing date of the sale. However, if the partnership has material liabilities, including contingent liabilities, that the general partner is not able to reasonably estimate, then commencement of the process to dissolve and liquidate the partnership and its subsidiaries could be deferred until the general partner is able to satisfy all known and quantifiable liabilities and make a reasonable estimate of the maximum amount that could be owed with respect to unquantifiable liabilities of the partnership and its subsidiaries.

      If the proposed sale is consummated, prior to making any distributions the proceeds first will be used to:

o     pay costs associated with the sale;

o     pay off the mortgage loan encumbering the properties;

o satisfy any contingent purchase price payment owed to the previous owner of the properties; and

o     pay off liabilities of the partnership and its subsidiaries.

The general partner also anticipates that it will retain a $600,000 cash reserve to satisfy known and unknown contingent expenses and liabilities of the partnership.

      Except as described below, any remaining proceeds will be distributed by the general partner to the limited partners. The general partner expects that a substantial portion of the sale proceeds will be distributed to the limited partners promptly after the closing of the proposed sale. Under the terms of the court-approved settlement, distributions otherwise payable with respect to class units will be reduced by an amount which the general partner estimates at $7,065,959 (or $10,989 per class unit) if the sale is closed on June 22, 2005. That amount represents the balance of the court-approved attorney's fees ($500,000) plus an amount approved as part of the court-approved settlement payable to Winthrop Financial Associates, an affiliate of the general partner ($6,565,959). Assuming the proposed sale occurred on June 22, 2005, and after deducting the foregoing amounts, the general partner estimates that distributions will be approximately $23,565 per unit for class units and $34,554 per unit for non-class units. The difference in these amounts is attributable to the payments previously made for the benefit of the class members. At this time

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                                       2

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only an estimate of the amount that will be distributed to limited partners is being provided, which is based on various assumptions described in this consent solicitation statement. There are numerous factors that will impact the amount that will ultimately be made available for distribution to limited partners, including the timing of the closing of the sale, the costs and expenses to complete the sale and dissolve and liquidate the partnership and its subsidiaries, and the amount needed to satisfy the liabilities of the partnership and its subsidiaries, including contingent liabilities and expenses. There can be no assurance that, should the proposed sale be consummated, the actual funds available for distribution to the limited partners will not be less than the foregoing estimates or that such distribution will be made in a timely manner to the limited partners. See "THE PROPOSED SALE -- Estimated Distributions."

Recommendation of the General Partner

      The general partner recommends that limited partners approve the proposed sale. This recommendation is based on the general partner's belief that this is an opportune time to sell and the proposed sales price is a very attractive price. While interests rates are at close to historic low levels they are trending higher. In addition prices for retail properties are at relatively high levels and the general partner believes that there is limited opportunity for growth in the value of the properties. Accordingly, in the opinion of the general partner, these factors make this a particularly appropriate time to sell the properties. The sales price is equivalent to a capitalization rate of approximately 5.9% applied against the partnership's actual net operating income (e.g., actual property revenues in excess of actual property expenses) for the year ended December 31, 2004. This is equivalent to a capitalization rate of approximately 5.5% when the estimated costs of capital improvements is added to the sales price. In addition, the general partner believes that NIR, which already owns significant properties on Nantucket Island, is the party who would be willing to offer the most attractive price for the properties as well as acquire the properties in an expeditious fashion. As a result of these factors, the general partner determined that it would not market the properties to other parties if it could reach a satisfactory agreement with NIR.

      Because the properties constitute substantially all of the partnership's remaining assets, the partnership agreement requires the written consent of limited partners holding more than 50% of the outstanding units to authorize the proposed sale. The partnership agreement deems consent for any matter to be granted by a limited partner unless the limited partner affirmatively votes within 30 days to disapprove. The general partner recommends that the limited partners use the enclosed consent card to vote "FOR" the proposed sale. See "THE PROPOSED SALE -- Recommendation of the General Partner; Reasons for the Proposed Sale."

Summary of Tax Consequences

      The proposed sale will constitute a taxable event and will result in the limited partners being allocated taxable gain. Based upon various assumptions discussed under "THE PROPOSED SALE - Estimated Distributions," the general partner estimates that the taxable gain per unit for a limited partner who or which acquired its units in the partnership's original offering will be $6,826 per class unit and $29,452 per non-class unit. The general partner also anticipates that substantially all of this amount will be reported as a Section 1231 gain, which generally is treated as long-term capital gain, and that substantially all of such Section 1231 gain will be subject to tax (in the case of non-corporate limited partners) at a maximum marginal federal income tax rate of 25%. All of the gain allocated to limited partners will be passive activity income, which means that limited partners who or which are subject to the passive activity loss limitation will be able to deduct their unused passive activity losses from the partnership or other investments (subject to any other applicable limitations) up to the amount of taxable gain allocated to them on the sale.

      In addition to federal income tax, limited partners will be subject to income tax on the gain in Massachusetts, as to which they will be required to file a Massachusetts income tax return reporting the gain, and may be subject to additional state and local taxes in their jurisdiction of residence. Limited partners are strongly urged to consult their own tax advisors regarding the federal, state and local income tax consequences of the proposed sale to them in light of their particular circumstances and income tax situation. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

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                                       3

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Forward-Looking Statements

      Certain statements contained in this consent solicitation statement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding the intent, belief or current expectations of the partnership or the general partner and its officers or directors with respect to the matters discussed in this consent solicitation statement. All such forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the forward-looking statements, including, without limitation, the risks and uncertainties associated with the following:

      o ability to obtain limited partner consent to consummate the proposed sale;

      o     Delay in the proposed sale;

      o     actual costs and expenses associated with the proposed sale;

      o the amount of any contingent purchase price adjustment payable to the previous owner of the properties;

      o timing and amount of any distribution of the proceeds from the proposed sale and other cash of the partnership to the limited partners;

      o amount needed to satisfy the liabilities of the partnership and its subsidiaries, including any contingent liabilities and expenses;

      o Costs and expenses to complete the liquidation of the partnership and its subsidiaries;

      o     whether NIR will be willing and able to close the proposed sale;

      o the taxable income and gain that a limited partner may recognize in connection with the proposed sale; and

      o the other risks and uncertainties set forth in the annual, quarterly and current reports of the partnership which are incorporated into this consent solicitation statement.

      The partnership undertakes no obligation to publicly update or revise any forward-looking statement to reflect current or future events.

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                                       4

                              THE WRITTEN CONSENTS

General

      The purpose of soliciting the written consents is to authorize the general partner, on behalf of the partnership, to cause the proposed sale to be consummated.

Record Date and Outstanding Units; Voting Rights; No Market

      The general partner has set the close of business on May 1, 2005 as the record date for the determination of limited partners entitled to notice of and to vote upon the proposed sale. Only holders of record as of the record date who have been admitted to the partnership as limited partners will be entitled to vote upon the proposed sale. As of the record date, there were 785 units issued and outstanding, held of record by approximately 677 holders. The partnership has no other class of securities. Affiliates of the general partner currently own a total of 85.75 units, representing approximately 10.92% of the total units. Holders of these units have informed the general partner that they will consent to the proposed sale. No established trading market exists for the units.

      As of the date of this consent solicitation statement, no person or group of related persons was known by the partnership to be the beneficial owner of more than 5% of the units, except as listed below:

                                                   Number of Units         Percentage of
     Name and Address of Beneficial Owner        Beneficially Owned      Outstanding Units
     ------------------------------------        ------------------      -----------------
Win Partner Interest LLC (1)                           24.75
Win Partner Interest II LLC (1)                        51.50                  3.15%
Zero Main Associates Limited Partnership (1)            2                     6.56%
Winthrop Financial Associates (1)                       7.5                     <1%
Equity Resources Group, Inc.                                                    <1%
44 Brattle Street
Cambridge, Massachusetts 02138 (2)                     61.25 (3)               7.8%

----------
(1) Each such entity is an affiliate of the general partner and all such entities may be deemed to constitute a "group" under Rule 13d-1(k) pursuant to the Securities and Exchange Act of 1934. These entities own, in the aggregate, 85.75 units representing approximately 10.92% of the outstanding units. The principal business address of each such entity is 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114.

(2) The address of this reporting person is based upon information contained in the Tender Offer Statement filed by Equity Resources Group, Inc. on February 8, 2002.

(3)   Amount represents total units held by this entity and its affiliates.

Majority Vote Required; Deemed Consent

      Pursuant to Section 5.5(iv) of the partnership agreement, limited partners owning in the aggregate more than 50% of the limited partnership interests have the right to approve or disapprove the sale of all, or substantially all, of the assets of the partnership. Under Section 5.1B of the partnership agreement, the general partner is required to give limited partners at least thirty (30) days' written notice of any proposed sale that requires their consent. Since the properties represent substantially all of the partnership's remaining assets, approval of the proposed sale requires the consent of limited partners owning more than 50% of the limited partnership units.

      Under the terms of the partnership agreement, consent of the requisite number of limited partners shall be deemed to be granted if the general partner makes a written request for such action, unless the general partner receives written refusals to consent within 30 days of the request from limited partners owning in the aggregate more than 50% of the units. Written consents received by the general partner which provide for an abstention will be treated as a refusal to consent. Accordingly, the sale will be approved unless prior to the expiration date limited partners holding in the aggregate more than 392.5 units submit consents either withholding their consent to the sale or abstaining.

      Section 2.5(i) of the partnership agreement requires us to dissolve the partnership upon the sale of all or substantially all of the partnership's assets as provided above.

      Consents must be received by the expiration date which is 5:00 P.M, New York City Time, on June , 2005.

Consent Procedures

      LIMITED PARTNERS WHO DESIRE TO CONSENT TO THE SALE OF THE PROPERTIES SHOULD DO SO BY MARKING THE APPROPRIATE BOX ON THE INCLUDED CONSENT FORM AND BY SIGNING, DATING AND DELIVERING THE CONSENT FORM TO THE GENERAL PARTNER BY HAND, MAIL, OVERNIGHT COURIER OR FACSIMILE AT THE ADDRESS OR FACSIMILE NUMBER SET FORTH ON THE CONSENT FORM, ALL IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED HEREIN AND THEREIN.

      IF YOU DO NOT RETURN A CONSENT FORM IT WILL HAVE THE SAME EFFECT AS IF YOU HAD VOTED IN FAVOR OF THE SALE.

      All consent forms that are properly completed, signed and delivered to the general partner and not properly revoked prior to the expiration date, will be given effect in accordance with the specifications thereof. IF A CONSENT FORM IS DELIVERED AND NEITHER THE "CONSENTS," THE "WITHHOLDS CONSENT" NOR THE "ABSTAINS" BOX IS MARKED, BUT THE CONSENT FORM IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE LIMITED PARTNER WILL BE DEEMED TO HAVE CONSENTED TO THE SALE OF THE PROPERTIES.

      Consent forms must be executed in exactly the same manner as the name(s) in which ownership of the limited partnership units is registered. If the limited partnership units to which a consent form relates are held by two or more joint holders, all such holders should sign the consent form. If a consent form is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, such person must so indicate when signing and submit with the consent form evidence satisfactory to the partnership of authority to execute the consent form.

      The execution and delivery of a consent form will not affect a limited partner's right to sell or transfer the limited partnership units. All consent forms received by the general partner (and not properly revoked) prior to the expiration date will be effective notwithstanding a record transfer of such limited partnership units subsequent to the record date.

      A limited partner who has executed and returned a consent form may revoke it at any time prior to the expiration date by delivering a written notice that the consent is revoked to the general partner at the following address:

                           Three Winthrop Properties, Inc.
                           P. O. Box 9507
                           7 Bulfinch Place
                           Suite 500
                           Boston, Massachusetts  02114

      All questions as to the validity, form and eligibility (including time of receipt) regarding consent procedures will be determined by the general partner in its sole discretion, which determination will be conclusive and binding. The general partner reserves the right to reject any or all consent forms that are not in proper form. The general partner also reserves the right to waive any defects, irregularities or conditions of delivery as to particular consent forms. Unless waived, all such defects or irregularities in connection with the deliveries of consent forms must be cured within such time as the general partner determines. Neither the partnership nor the general partner or any other person shall be under any duty to give any notification of any such defects, irregularities or waivers, nor shall any of them incur any liability for failure to give such notification. Deliveries of consent forms will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The interpretations of the terms and conditions of this solicitation by the general partner shall be conclusive and binding.

Absence of Dissenters' Rights of Appraisal; Effect of Vote for Proposed Authorization

      The limited partners are not entitled to dissenters' rights of appraisal under the Delaware Revised Uniform Limited Partnership Act or the partnership agreement in connection with the proposed sale.

Solicitation of Consents

      Consents are being solicited by the general partner on behalf of the partnership. The partnership will bear the cost of the solicitation of consents from the limited partners. In addition to solicitation by mail, directors, officers, employees and agents of the general partner may solicit consents from limited partners in person, by telephone or facsimile, or by other means of communication. Such directors, officers, employees and agents will not be additionally compensated for such solicitation but may be reimbursed for the reasonable out-of-pocket expenses incurred in connection therewith.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

      The selected historical financial information set forth below has been derived from the partnership's historical consolidated financial statements incorporated by reference in this consent solicitation statement. The annual historical information has been derived from the partnership's consolidated financial statements as of and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000. The information is only a summary and should be read in conjunction with the partnership's historical consolidated financial statements and related notes contained in the partnership's Annual Reports on Form 10-KSB for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, which are incorporated by reference in this consent solicitation statement.

                        (In Thousands, Except Unit Data)

                                                        Year Ended December 31,
                                      ------------------------------------------------------------
                                        2004         2003         2002         2001         2000
                                      --------     --------     ----------   --------     --------
Total Revenue                         $  5,123     $  4,944     $  4,749     $  4,692     $  4,470
                                      --------     --------     ----------   --------     --------
Operating Expenses
     Commercial Rental                     730          775          746          755        1,012
     Real Estate Taxes                     573          240          534          497          457
     Management and Administrative         476          461          434          411          388
     Legal and Professional                155          766        1,747          674           --
     Amortization                          138          138          138          138          133
     Depreciation                          593          590          585          577          572
     Insurance                             525          497          412          285          192
                                      --------     --------     ----------   --------     --------
         Total Operating Expenses        3,190        3,467        4,596        3,377        2,754
                                      --------     --------     ----------   --------     --------
Income From Operations                $  1,933     $  1,477     $    153     $  1,355     $  1,716
                                      --------     --------     ----------   --------     --------
Total Other Income (Expense), net       (1,625)      (1,698)      (1,726)      (1,626)      (1,311)
                                      --------     --------     ----------   --------     --------
Net Income (loss)                     $    308     $   (221)    $ (1,573)    $   (271)    $    313
                                      ========     ========     ==========   ========     ========
Net Income (loss) per unit            $ 373.25     $(267.52)    $(1,903.18)  $(327.39)    $ 220.38
Total Assets                          $ 19,523     $ 19,356     $ 21,500     $ 23,340     $ 24,851
Long-Term Obligations                 $ 17,923     $ 18,104     $ 18,264     $ 18,422     $ 18,566
Distributions Paid Per Unit           $      0     $      0     $    500     $  1,261     $  6,185

      Pro forma financial information for the partnership is not being provided in this consent solicitation statement because the partnership will not have any operations or own any assets other than cash and receivables after the consummation of the proposed sale.

                                THE PROPOSED SALE

Overview

      If the requisite percentage of limited partners consent to the proposed sale, the partnership will sell the properties to NIR for a purchase price of $55 million pursuant to the agreement described below. We currently anticipate that the sale will occur no later than June 22, 2005, but there can be no assurance that the sale will occur prior to that date. If the limited partners do not consent to the sale, the properties will not be sold and the partnership will continue to own and operate the properties.

      Upon completion of the proposed sale, the proceeds first will be used to:

      o     pay costs associated with the sale;

      o     pay off the mortgage loan encumbering the properties;

      o satisfy any contingent purchase price payment owed to the previous owner of the properties; and

      o     pay off liabilities of the partnership and its subsidiaries.

The general partner also anticipates that it will retain $600,000 as a cash reserve to satisfy known and unknown contingent expenses and liabilities of the partnership and its subsidiaries.

      Except as described below, any remaining proceeds are expected to be distributed by the general partner to the limited partners. The general partner expects that a substantial portion of the sale proceeds will be distributed to the limited partners promptly after the closing of the proposed sale. Under the terms of the court-approved settlement, distributions otherwise payable with respect to class units will be reduced by an amount which the general partner estimates at $7,065,959 (or $10,989 per class unit) if the sale is closed on June 22, 2005. That amount represents the balance of the court-approved attorney's fees ($500,000) plus an amount payable to Winthrop Financial Associates, an affiliate of the general partner ($6,565,959). Assuming the proposed sale occurred on June 22, 2005, the general partner estimates that distributions will be approximately $23,565 per unit for the 643 class units and $34,554 per unit for the 142 non-class units. At this time only an estimate of the amount that will be distributed to limited partners is being provided, which is based on various assumptions described in this consent solicitation statement. There are numerous factors that will impact the amount that will ultimately be made available for distribution to limited partners, including the timing of the closing of the proposed sale, the costs and expenses to complete the sale and dissolve and liquidate the partnership and its subsidiaries and the amount needed to satisfy the partnership's liabilities, including contingent liabilities and expenses. There can be no assurance that, should the proposed sale be consummated, the actual funds available for distribution to the limited partners will not be less than the foregoing estimates or that such distribution will be made in a timely manner to the limited partners. See "-- Estimated Distributions."

Background of the Proposed Sale

      The partnership was organized on December 17, 1986, under the laws of the State of Delaware for the purpose of owning a 99.98% beneficial interest in Sherburne, then a Massachusetts general partnership that, at the time owned and operated a portfolio of properties located on Nantucket Island, Massachusetts. Sherburne has since been converted to a Delaware limited liability company called Sherburne Associates LLC. Sherburne's original portfolio included two hotels (the Harbor House and White Elephant Hotel), 24 rental units located in the Wharf Cottages, 48 retail buildings, the Nantucket Boat Basin (accommodating 242 yachts) and employee housing for approximately 150 persons. The interest in Sherburne is held through a 99.99% general partnership interest in NIA Operating Associates Limited Partnership, a Massachusetts limited partnership that we refer to as NIA, which owns a 99.99% membership interest in Sherburne.

      The partnership acquired its interest in Sherburne in December 1986 from unrelated third parties. The purchase price was approximately $50.6 million, of which approximately $31.1 million was paid in cash, approximately $8.4 million was paid by the issuance of a promissory note from the partnership to an affiliate of the sellers and the remaining approximately $11.1 million was paid by the assumption of certain mortgages and other debts of Sherburne. The partnership remains obligated to make a contingent purchase price payment to the sellers upon the sale or refinancing of the properties dependent upon the ultimate proceeds realized. See "THE PROPERTIES - Contingent Purchase Price Payment" for additional information with respect to this obligation.

      The partnership was initially capitalized with a minimal contribution from the original general partners. As of June 30, 1987, the partnership had raised a total of $62.8 million in capital contributions through an offering of 785 units of limited partnership interests in a private placement pursuant to Regulation D under the Securities Act of 1933, as amended. As of June 30, 1987, all of the 785 units had been sold to 784 investor limited partners. Of the $62.8 million, approximately $44.6 million was paid in cash upon admission of the limited partners. The balance was financed by promissory notes payable in two installments, the last of which was paid in full as of March 1, 1989.

      In 1996, in order to fund required capital improvements, reduce the partnership's indebtedness, including repayment of the outstanding loan to the general partner, and increase working capital, the general partner determined that it was necessary to increase the partnership's equity by means of an offering of subscription rights to limited partners to purchase preferred partnership interests. The partnership filed offering materials with the Securities and Exchange Commission and commenced the offering during the third quarter of 1996. As a result of the offering, the partnership received approximately $10,466,000 in net proceeds from the issuance of preferred units.

      The holders of preferred units were entitled to receive a cumulative preferred annual return of 8% per preferred unit to be paid out of available cash flow, and a priority distribution from net proceeds from a capital transaction or upon liquidation of the partnership equal to 250% of the initial capital invested by such holders for each preferred unit. As a result of the June 1998 sale described below and the partnership's subsequent distribution to preferred unitholders, the priority distribution was satisfied and the preferred units were retired.

      After marketing its properties for sale through a third party broker, on June 10, 1998 the partnership sold to NIR, an unaffiliated third party, its hotel properties (other than one single family house operated in conjunction with the Harbor House which was sold on January 13, 1999), rental units located in the Wharf Cottages, employee housing and the boat basin. The purchase price paid to the partnership for the assets sold was approximately $38,425,000 net of adjustments. The partnership received net proceeds from the sale of approximately $12,966,000 after mortgage satisfaction and closing costs of approximately $2,319,000 which were distributed to the preferred unitholders in full satisfaction of their priority return. In 1999, the partnership sold an additional property to NIR for $400,000. Closing costs of approximately $11,000 were incurred by the partnership in that sale.

      In connection with the 1998 sale, NIR was granted a right of first offer on the remaining properties. Pursuant to the right of first offer, if the partnership decides to sell all or any portion of the properties, NIR must be given notice of the price and terms upon which the partnership proposes to sell the properties. The notice will constitute an offer by the partnership to sell the properties to NIR on the terms set forth in the notice on an "as is" basis, with only limited customary representations and warranties. NIR then has 90 days to accept the offer by paying a 10% deposit. If the offer is so accepted, the sale of the properties must take place within 60 days of the acceptance of the offer by NIR.

      If NIR rejects the offer, the partnership has a six-month period during which it may enter into an agreement with any third party for the sale of the properties at no less than the price previously offered to NIR. If during such six-month period the partnership receives and desires to accept a counteroffer that is below the price initially offered to NIR, then the partnership is required to re-offer the properties to NIR at such lower price. NIR would then have 15 days in order to elect to accept the revised offer. Similarly, if the partnership enters into an agreement for the sale of the properties with a third party and such third party requests a reduction in the purchase price, then the partnership is required to re-offer the properties to NIR at the reduced price before agreeing to the reduction in the purchase price with the third party.

      In 1999, two class action lawsuits were filed in the Delaware Court of Chancery against the general partner and certain related entities on behalf of a class of certain limited partners who did not purchase preferred units pursuant to the partnership's 1996 rights offering. In January 2001 the two actions were consolidated. The consolidated claims alleged that in connection with the partnership's 1996 offering of preferred units and 1998 sale of property, the defendants preferred their own interests to those of limited partners.

      In April 2003, the parties entered into a settlement agreement pursuant to which the plaintiffs discharged and released the defendants from all claims. The settlement agreement provided for the payment by the defendants of $9,750,000 for the benefit of the class members. Of this amount, the court approved the payment of $1,800,000 of fees and $254,302 of expenses of class counsel. $1,300,000 of the counsel fees were paid immediately and the $500,000 balance was deferred and was payable out of subsequent partnership distributions to class members. The remaining balance of $8,195,698 was distributed to class members. In addition, the settlement agreement provided that all future distributions made by the partnership, whether from cash flow or the proceeds of capital transactions, would be distributed as follows:

            o First, to all limited partners of the partnership in accordance with the partnership agreement until each limited partner receives aggregate distributions of $2,750 per unit;

            o Second, with respect to the next $12 million (plus 6% interest thereon compounded annually from November 10, 2003, the date on which the $9,750,000 initial settlement amount was paid) in distributions otherwise distributable under the partnership agreement to members of the class, 50% to the limited partners and 50% to Winthrop Financial Associates, an affiliate of the general partner.

            o Thereafter, to the partners of the partnership in accordance with the terms of the partnership Agreement.

      The payment to Winthrop Financial Associates provided for in the second bullet is attributable to the payments made as part of the settlement for the benefit of the class members. The payments referred to above do not affect the amounts distributable to limited partners who are not members of the class. In addition, the amount payable to class members is also reduced by the remaining $500,000 of court-approved counsel fees. Assuming the sale of the properties is closed on June 22, 2005, and taking into account the payments to counsel and to Winthrop Financial Associates, the general partner estimates that $15,152,641 or approximately $23,565 per unit will be paid with respect to the 643 class units and $4,906,751 or approximately $34,554 per unit will be paid with respect to the 142 non-class units.

      Finally, pursuant to the terms of the settlement agreement, the general partner was required to submit to the limited partners, prior to April 2005, a referendum on the issue of whether the partnership should offer to sell all of its remaining assets.

      On December 21, 2004, the partnership engaged Eastdil Realty, a preeminent, nationally recognized real estate broker and real estate investment banking firm in order to assist the partnership with respect to the sale of the properties, including in determining an appropriate asking price for the properties. Consequently, at that time, the general partner determined that a referendum process, as proposed under the settlement agreement, would add an unnecessary, time-consuming and costly step in the sale process. The general partner further believed that a referendum process without a specific sale proposal did not provide limited partners sufficient information to make a decision and a second limited partner vote would be required to approve the ultimate terms of the proposed sale. Accordingly, with the approval of class counsel, the general partner decided to submit to limited partners a consent solicitation for the sale of the properties at such time as an agreement had been reached.

      After consulting with Eastdil, the partnership decided to set the offer price at $60,500,000. In accordance with the terms of the right of first offer with NIR, on January 26, 2005 the general partner sent a written offer to NIR and its legal counsel for the purchase of the properties for $60,500,000. Following receipt of the offer, NIR conducted a due diligence review of the properties. NIR then met with representatives of the general partner. At that meeting, NIR conveyed its view that if it purchases the properties significant additional capital improvements would need to be performed by NIR. These capital improvements related to repair of the Rope Walk Restaurant site, satisfaction of the properties owner's obligation to maintain the bulkheads and various miscellaneous capital improvements and deferred maintenance required for the properties. See "THE PROPERTIES - Capital Improvements." NIR said that it would be willing to purchase the properties for $52 million. After reviewing the information provided by NIR and consulting with Eastdil, the general partner revised its offer price to $55 million. This revised offer was accepted by NIR.

Eastdil Realty

      In December 2004 the partnership retained Eastdil Realty to assist in the sale of the properties and the determination of an appropriate asking price for the sale. Eastdil will be entitled to a brokerage fee upon consummation of the proposed sale equal to .625% of the gross sale proceeds, or $343,750 based on the $55 million purchase price for the proposed sale.

      Established in 1967, Eastdil is a preeminent, nationally recognized real estate broker and real estate investment banking firm. Eastdil is a wholly-owned subsidiary of Wells Fargo Bank, the largest real estate lender in the United States, with over $391 billion in total assets.

NIR

      NIR is a real estate investor controlled by Steven R. Karp, a Newton, Massachusetts based developer of mainland shopping malls and retail space. NIR owns various properties that are in close proximity to the properties which it purchased in 1998 and 1999. (See "Background of the Proposed Sale," above).

Terms of the Proposed Sale

      The purchase contract provides for the sale of the properties to NIR or its affiliates for a purchase price of $55 million subject to credits, prorations and closing costs, with an initial good faith earnest money deposit in the amount of $5.5 million. The purchase contract will be firm but for customary closing conditions such as no major casualty or condemnation events, receipt of estoppel certificates from at least 70% of the retail tenants and delivery of the closing documentation. The properties are to be sold on an "as is" basis, subject to seller representations customary to a transaction involving retail properties pertaining to the operation of the properties, such as the current status of leases and other miscellaneous agreements affecting the properties. The sale is scheduled to close on or about June 22, 2005.

Recommendation of the General Partner; Reasons for the Proposed Sale

      The general partner recommends that limited partners approve the proposed sale. Because the properties constitute substantially all of the partnership's remaining assets, the partnership agreement requires the written consent of limited partners holding more than 50% of the outstanding units to authorize the proposed sale. The partnership agreement deems consent for any matter to be granted by a limited partner unless the limited partner affirmatively votes within 30 days to disapprove. The general partner recommends that the limited partners use the enclosed consent card to vote "FOR" the proposed sale.

      The general partner's recommendation is based on the general partner's belief that this is an opportune time to sell and that the proposed sales price is a very attractive price. While interests rates are at close to historic low levels they are trending higher. In addition prices for retail properties are at relatively high levels and the general partner believes that there is limited opportunity for growth in the value of the properties. Accordingly, in the opinion of the general partner, these factors make this a particularly appropriate time to sell the properties. The sales price is equivalent to a capitalization rate of approximately 5.9% applied against the partnership's actual net operating income (e.g., actual property revenues in excess of actual property expenses) for the year ended December 31, 2004. This is equivalent to a capitalization rate of approximately 5.5% when the estimated costs of capital improvements is added to the sales price. In addition, the general partner believes that NIR, which already owns significant properties on Nantucket Island, is the party who would be willing to offer the most attractive price for the properties as well as acquire the properties in an expeditious fashion. As a result of these factors, the general partner determined that it would not market the properties to other parties if it could reach a satisfactory agreement with NIR.

      The general partner also considered the following additional factors in choosing to pursue the proposed sale:

      o the provisions of the settlement agreement entered into in 2003 requiring the general partner to submit to the limited partners a referendum on the issue of whether the partnership should offer to sell all of its remaining assets;

      o the significant capital expenditures that will likely be required for the properties in the future will limit the ability of the partnership to make distributions and its is not anticipated that any cash distributions would be made for several years if the properties are not sold;

      o all cash price accepted by NIR which, after reflecting projected additional capital improvements required at the properties, is almost as high as the initial asking price recommended by Eastdil;

      o the significant amount of distributions that will be made to limited partners if the sale is consummated;

      o the probability that consents authorizing the proposed sale will be received from limited partners and that the proposed sale will be consummated;

      o impact on the partnership if there is a failure to consummate the proposed sale, and the ability of the partnership to sell the properties to a third party in the future;

      o     NIR's financial capacity and ability to finance the purchase price;

      o NIR's track record of completing previous acquisitions with the partnership;

      o the unlikeliness of obtaining a superior offer from a comparably qualified buyer with a comparable probability of completing the proposed sale especially in light of NIR's right of first offer and NIR's current ownership and operation of nearby properties; and

      o the lack of a public market for the units and the opportunity provided to limited partners to liquidate their investment in the partnership as a result of the proposed sale.

      The general partner has carefully considered the factors for and against the proposed sale in consultation with its advisors and in consideration of its obligations under the settlement agreement. The general partner concluded that the factors favoring the proposed sale far outweigh the factors against the proposed sale. The general partner's recommendation to approve the proposed sale is based on the totality of the information presented to and considered by it.

      In considering the above recommendation of the general partner, the limited partners should be aware that the general partner and certain of its affiliates have interests in addition to and divergent from the interests of the limited partners. Affiliates of the general partner will receive significant payments in connection with the sale as a result of their ownership of units and the provisions of the court-approved settlement. The general partner does not believe that these interests affected its decision to make the above recommendation. See "INTERESTS OF CERTAIN PERSONS IN THE PROPOSED SALE."

Estimated Distributions

      The general partner estimates that amounts ultimately available for distribution to the limited partners pursuant to the proposed sale after payment of loans, contingent payment fees to the previous owner of the properties and costs and expenses will be approximately $27,125,351, assuming that the proposed sale is completed on June 22, 2005.

      Proceeds from the sale of the properties will be first used to:

      o     pay costs associated with the proposed sale;

      o     pay off the partnership's mortgage loan;

      o satisfy the contingent payment obligation to the previous owner of the properties;

      o     pay off liabilities of the partnership and its subsidiaries; and

      o     establish a reserve for contingent expenses.

The general partner expects that a substantial portion of the net sale proceeds will be distributed to the limited partners promptly after the closing of the proposed sale.

      The estimated distributions are $23,565 for class units and $34,554 for non-class units.

      The estimates of distributable amounts set forth in this consent solicitation statement are based upon the estimates and assumptions set forth below, including the assumption that the proposed sale had been completed on June 22, 2005. There can be no assurances as to the actual amounts distributed or as to the amounts set forth below. Actual amounts will differ based on the actual date of closing of the proposed sale and other factors, and may differ materially from those set forth below. For further discussion of factors which may impact the distributions, see "SUMMARY -- Forward-Looking Statements."

                Estimated Use of Proceeds From the Proposed Sale

Sources
-------

Sales Proceeds                                                      $ 55,000,000

Available Proceeds                                                    55,000,000

Uses
----

Repayment of Mortgage Loan (including accrued interest)               17,960,135
Defeasance plus defeasance costs                                       4,750,000
Easement Payment                                                         200,000
RE Tax Adjustments                                                        50,000
Transfer and Other Taxes                                               1,350,800
Brokerage Fee                                                            343,750
Contingent Payment Fee to Former Owner                                 2,114,964
Reserves                                                                 600,000
Other Closing Costs                                                      505,000

Total Uses                                                          $ 27,874,649

Net Proceeds                                                        $ 27,125,351

Distributions to Holders of Class Units
   (approximately $23,565 per Class Unit)                           $ 15,152,641
Distributions to Holders of Non-Class Units
   (approximately $34,554 per Non-Class Unit)                       $  4,906,751
Payment to Class Counsel                                            $    500,000
Payment to Winthrop Financial Associates                            $  6,565,959

      If the proposed sale is consummated, then the general partner will commence a process to dissolve, liquidate and terminate the partnership and its subsidiaries as soon as reasonably practicable after the closing date of the proposed sale. However, if the partnership or any of its subsidiaries has material liabilities, including contingent liabilities, that the general partner is not able to reasonably estimate, then commencement of the process to dissolve and liquidate the partnership and its subsidiaries could be deferred until the general partner is able to satisfy all known and quantifiable liabilities and make a reasonable estimate of the maximum amount that could be owed with respect to unquantifiable liabilities of the partnership and its subsidiaries.

      The general partner will liquidate the partnership and its subsidiaries in accordance with their respective partnership agreements and organizational documents. The general partner will execute and record a Certificate of Cancellation of the partnership and its subsidiaries, and the legal existence of such entities will cease. As discussed above, the general partner will also establish a $600,000 reserve for known and unknown contingent expenses and liabilities of the partnership.

                                 THE PROPERTIES

General

      The properties are directly owned by Sherburne in which the partnership holds a 99.98% beneficial interest through its 99.99% interest in NIA, which owns 99.49% of Sherburne. The properties consists of 48 retail buildings located in downtown Nantucket Island, containing 78,003 square feet of leasable space. The partnership originally acquired its interest in the properties in December 1986 for a purchase price of $24,901,631.

      The following table sets forth the average annual occupancy rate and/or the average monthly per square foot rate at the properties for the years ended December 31, 2004 and 2003:

                       Average Rate (1)         Average Occupancy Rate
                       ----------------         ----------------------

      2004               $   57.43                      100%

      2003               $   54.92                      100%

----------
(1)   Includes percentage rent.

      The following table sets forth certain information concerning lease expirations at the properties (assuming no renewals for the period from January 1, 2005 through December 31, 2014):

        # of Tenants      Aggregate SF
        Whose Leases      Covered By Expiring    Annualized Rental For   Percentage of Total
        Expire            Leases                 Leases Expiring (1)     Annualized Rental
        ------------      -------------------    ---------------------   -------------------
2005         37                27,462                  1,679,264               36.62%
2006         15                18,632                  1,035,329               22.58%
2007         24                16,849                  1,064,171               23.21%
2008          2                 3,488                    165,400                3.61%
2009          5                 4,826                    288,105                6.28%
2010          2                   600                     89,925                1.96%
2011          2                 3,650                    202,000                4.41%
2012          1                 2,496                     61,000                1.33%
2013          -                      -                         -                   -
2014          -                      -                         -                   -

----------
(1)   Annualized rental income for 2005

      Set forth below is a table showing the gross carrying value and accumulated depreciation and federal tax basis of the properties taken as a whole as of December 31, 2004:

      Gross Carrying     Accumulated                           Federal Tax
          Value          Depreciation     Rate       Method       Basis
          -----          ------------     ----       ------       -----

      $27,105,000        $10,155,000    5-30 yrs.      S/L     $23,575,000

      The realty tax rate and realty taxes paid for the properties in 2004 were $4.73/1,000 and $464,531, respectively.

      The properties are encumbered by a mortgage loan, in the original principal amount of $18,500,000 that requires monthly payments of interest at 9.03% (fixed rate) and principal based on a 30 year amortization schedule and matures in 2010, with a balloon payment of approximately $16,968,000. Monthly principal and interest payments are $149,255. An additional monthly payment is required for real estate tax escrows and reserves. Prepayment of the loan is permitted only with yield maintenance. The loan was obtained on February 2, 2000. Aggregate principal maturities due on long-term debt at December 31, 2004 over the next five years are as follows:

                 2005                               $   180,000
                 2006                                   189,000
                 2007                                   205,000
                 2008                                   219,000
                 2009                                   242,000
                 Thereafter                          17,068,000
                                                    -----------
                 Total                              $18,103,000
                                                    ===========

      Contingent Purchase Price Payments. Under agreements entered into at the time of the partnership's acquisition of Sherburne, at the time of a sale or refinancing of the properties or any portion thereof, Sherburne is obligated to make a payment a contingent payment to the sellers equal to 12% of the amount by which the proceeds from the sale or refinancing exceed the agreed base value of the properties (as defined in the agreement) or the parcel, as adjusted. The aggregate agreed base value of the properties, which was determined by the parties at the time of the acquisition, was approximately $50,800,000, which amount has been allocated over the various parcels of the properties. In determining the amount, if any, by which the amount of the sale or refinancing proceeds exceeds the agreed base value of the properties or the parcels being sold, the following amounts will be added to the agreed base value of the properties or the parcel being sold: (i) the out-of-pocket expenses incurred by the partnership in connection with any such sale or refinancing; (ii) amounts expended on capital improvements of the properties or such parcels by Sherburne;
(iii) amounts expended by Sherburne on the properties as a whole for environmental cleanup; and (iv) any prepayment or other penalty in connection with the sale. After December 31, 1997, the sellers have a put option pursuant to which they may require Sherburne to purchase the sellers' rights to receive the contingent purchase price payments. After December 31, 2000, Sherburne has a call option pursuant to which it may require the sellers to sell such rights to Sherburne. Upon the exercise of either the put option or the call option, Sherburne shall pay the fair market value of such rights to the sellers. The fair market value shall be determined by the agreement of Sherburne and the sellers or, if no such agreement can be reached, by an independent appraiser. The sellers were not entitled to any contingent purchase price payments for the refinancing or sale of the properties for the years ended December 31, 2004 and 2003 and neither the put option nor the call option has been exercised.

      Based on the proposed sales price, the partnership estimates that it will be obligated to make a contingent purchase price payment of $2,114,964 upon consummation of the proposed sale.

      Capital Improvements. As owner of the commercial properties along the wharfs, the partnership is responsible for maintaining the bulkheads. The partnership has expanded significant amounts to maintain the bulkheads, including $1,005,000 during the year ended December 31, 2004. The partnership expects that if the proposed sale is not consummated, it will incur additional costs with the respect to the bulkheads as necessary. It is not possible at this time to estimate the total costs that may be incurred by the partnership with respect to the bulkheads. However, in connection with the recent negotiations with NIR with respect to the properties sale, NIR estimated these costs to aggregate $2.2 million. If the proposed sale is not consummated, the partnership will utilize cash flow from operations and cash reserves and, if necessary, obtain one or more loans from the general partner or a third party, to fund required costs to maintain the bulkhead. In order to fund costs incurred in 2004, during the second quarter of 2004 the partnership borrowed $873,000 from an affiliate of the general partner. This amount was repaid during the second and third quarters of 2004. The loan bore interest at prime plus 3%. The general partner or its affiliates may advance additional cash to fund operating deficits and capital expenditures in the future.

      In addition, in connection with the due diligence investigation performed by NIR in determining whether to purchase the properties, additional necessary capital improvements were brought to the attention of the general partner. These improvements relate to the Rope Walk Restaurant site, which it is estimated will cost approximately $1.5 million, and various miscellaneous capital improvements and deferred maintenance required for the properties aggregating approximately an additional $1.3 million. It is estimated that these capital improvements, together with the future costs of maintaining the bulkhead, would amount to approximately $5,000,000. In the event the proposed sale is not consummated, all or a large portion of these capital improvements will need to be performed by the partnership.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

General

      The following is a summary of certain federal income tax consequences of the proposed sale and the liquidation of the partnership to individual limited partners, but it is not intended as personal tax advice. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the underlying Treasury Regulations, court decisions and published positions of the Internal Revenue Service, each as in effect on the date of this consent solicitation statement. Except to the limited extent described below, this summary does not discuss all aspects of federal income taxation that may be relevant to particular limited partners in light of their individual investment circumstances, including certain types of holders subject to special tax rules (e.g., corporations, financial institutions, broker-dealers, insurance companies, partnerships, tax-exempt organizations and foreign taxpayers). In addition, except to the limited extent described below, this summary does not address any state or local tax consequences of the proposed transactions. Each limited partner should consult its own tax advisor regarding the specific tax consequences to such limited partner of the proposed sale of the properties and the liquidation of the partnership.

Sale of Properties

      The proposed sale will be a taxable event and will result in the recognition of taxable gain by the partnership. Each limited partner will be allocated a portion of such taxable gain. Based on the assumptions described under "THE PROPOSED SALE - Estimated Distributions," the general partner currently estimates that the taxable gain per unit for a limited partner who or which acquired its units in the partnership's original offering will be $6,826 per class unit and $29,452 per non-class unit, and that substantially all of the gain so allocated will be reported by the partnership as "Section 1231 gain." A limited partner's share of such Section 1231 gain will be combined with any other Section 1231 gains and losses recognized by such limited partner this year. If the result is a net loss, the loss is characterized as an ordinary loss. If the result is a net gain, the gain is characterized as a capital gain, except that such gain will be treated as ordinary income to the extent the limited partner has "non-recaptured" Section 1231 losses. For these purposes, "non-recaptured " Section 1231 losses means a limited partner's aggregate
Section 1231 losses for the five most recent prior years that have not previously been recaptured. For corporate limited partners, 20% of the amount of gain allocated to them (up to the amount of depreciation deductions previously claimed by them with respect to the properties) must be treated as ordinary income, and the balance as Section 1231 gain.

      Under current law, capital gains and losses of non-corporate limited partners are taxed under tax rules different from the rules applicable to corporations. Long-term capital gains of non-corporate limited partners are taxed at a maximum federal income tax rate of 15%; however, their gain attributable to straight-line depreciation deductions is taxed at a maximum federal income tax rate of 25%. The maximum federal income tax rate for other income of such persons is 35%. Corporations pay the same federal income tax rates on ordinary income and capital gains.

Cash and Liquidating Distributions

      A limited partner will recognize additional taxable gain on the distribution of sale proceeds to such limited partner only if such distribution (including any deemed distribution to the limited partner resulting from any reduction in the limited partner's share of partnership liabilities) exceeds the limited partner's adjusted tax basis in its units. The general partner does not anticipate that this will occur for any limited partner who or which acquired its units in the partnership's original offering, but should be confirmed by each limited partner with its own tax advisors.

      Upon liquidation of the partnership, a limited partner will recognize gain to the extent of the excess of the cash received by the limited partner (including any deemed cash distributions to the limited partner resulting from any reduction in the limited partner's share of partnership liabilities) over the limited partner's adjusted tax basis in its units. Conversely, upon the liquidation of the partnership (assuming only cash is distributed), a limited partner will recognize loss to the extent of the excess of its adjusted tax basis in its units over the cash received by the limited partner. The actual amount or taxable gain or loss arising from the liquidation of the partnership will vary for each limited partner depending upon its adjusted tax basis in its units (which in turn will vary depending upon the price paid by the limited partner for its units, the aggregate partnership distributions received by the limited partner with respect to its units, and the items of partnership taxable income or loss allocated to the limited partner) and the amount of cash distributed to the limited partner in connection with the liquidation of the partnership.

      Any gain or loss recognized by a limited partner on liquidation of the partnership should be treated as capital gain or loss.

Passive Activity Losses

      Most non-corporate limited partners and certain types of corporate limited partners are subject to the passive activity loss limitation rules. A limited partner's allocable share of the partnership's taxable income or loss is generally treated as derived from a passive activity, except to the extent of the partnership's portfolio income (e.g., interest income). A limited partner's allocable share of the partnership's taxable gain realized on the sale should be characterized as passive activity income, allowing a limited partner to deduct any unused passive activity losses from the partnership or other investments in the current year (subject to any other applicable limitations) up to the amount of taxable gain allocated to the limited partner. Any additional taxable gain or any tax loss recognized by a limited partner upon the liquidation of the partnership will likewise be treated as passive activity income (loss). However, such loss (if any) could be deducted without regard to the passive activity loss limitation by virtue of a special exception to these rules applicable to a liquidation of a passive activity.

State and Local Taxes

      In addition to federal income taxes, a limited partner's allocable share of the partnership's taxable gain from the proposed sale will be subject to tax in Massachusetts, where the properties are located, as well as in the limited partner's state of residence. Whether taxes paid to the Commonwealth of Massachusetts by a limited partner will be creditable against income taxes owed to the limited partner's state of residence with respect to the same income will depend upon the income tax laws of that particular state. Each limited partner should consult its own professional tax advisers concerning the state and local tax consequences of the proposed sale and the liquidation of the partnership to such limited partner.

                INTERESTS OF CERTAIN PERSONS IN THE PROPOSED SALE

      In considering the recommendation of the general partner with respect to the consent of the limited partners to the proposed sale, the limited partners should be aware that the general partner and certain of its affiliates have certain interests in the proposed sale that are in addition to or potentially different from the interests of the limited partners.

      Distribution to Winthrop Financial Associates under Settlement Agreement. Pursuant to the April 2003 settlement agreement, the general partner estimates that Winthrop Financial Associates, an affiliate of the general partner, will be entitled to receive approximately $6,565,959 from the proceeds of the sale. See "THE PROPOSED SALE - Background of the Proposed Sale and Estimated Use of Proceeds from the Proposed Sale."

      Distributions in Respect of Units Owned by Affiliates. Affiliates of the general partner collectively own 85.75 units of limited partnership in the aggregate. 62.75 of the units are treated as non-class units and 23 of the units are treated as class units. Accordingly, based on the general partner's current estimates of net proceeds from the proposed sale, affiliates of the general partner will be entitled to receive approximately $2,710,308 in respect of their units.

      Fees to Affiliates. The general partner and its affiliates are entitled to receive various fees from the partnership and its subsidiaries. They are also entitled to be reimbursed for various administrative expenses. The general partner is waiving its right to receive a disposition fee in connection with the proposed sale.

      Related party transactions with the general partner and its affiliates included the following for the years ended December 31, 2004 and 2003:

      Type of Fee                                       2004              2003
      -----------                                       ----              ----

      Partnership Administrative Fee                  $380,000          $359,000
      Management Fee                                    96,000           102,000
      Reimbursement for Administrative Expenses         59,000            47,000
      Interest Expense (1)                              13,000            23,000

----------
(1) During the second quarter of 2004, the partnership borrowed $873,000 from an affiliate of the general partner which was repaid during the second and third quarters of 2004. The loan bore interest at prime plus 3%. The general partner or its affiliates may advance additional cash to fund operating deficits and capital expenditures in the future if the proposed sale is not consummated.

                       WHERE YOU CAN FIND MORE INFORMATION

      The partnership is required to file periodic reports and other information with the Securities and Exchange Commission ("SEC") under the Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, the partnership files reports and other information with the SEC. All reports, statements or other information that filed by the partnership are available at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004 The partnership's SEC filings are also available to the public for no charge on the SEC's Internet site (http://www.sec.gov).

      The SEC allows the partnership to "incorporate by reference" the information it files with them, which means that the partnership can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about the partnership that is not included in or delivered with this consent solicitation statement. The information incorporated by reference is considered to be part of this consent solicitation statement. Any statement contained in this consent solicitation statement, or in a document incorporated or deemed to be incorporated by reference in this consent solicitation statement, will be deemed modified or superseded for purposes of this consent solicitation statement to the extent that a statement in this consent solicitation statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this consent solicitation statement, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this consent solicitation statement.

      The partnership's Annual Report on Form 10-KSB for the year ended December 31, 2004 and all other documents filed by the partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this consent solicitation statement and prior to the termination of this consent solicitation, are incorporated by reference into this consent solicitation statement.

      These filings are available at the SEC's offices and internet site described above. They are also available to any person to whom a copy of this consent solicitation statement is delivered, without charge, directly from the partnership. To receive copies of these materials, please contact the general partner at (617) 570-4600.

                           CONSENT OF LIMITED PARTNER
                                       OF
                 NANTUCKET ISLAND ASSOCIATES LIMITED PARTNERSHIP

The undersigned, a limited partner of Nantucket Associates Limited Partnership, a Delaware limited partnership (the "Partnership"), and the holder of units (the "Units") of limited partnership interest in the partnership, acting with respect to all of the Units owned by the undersigned, hereby:

             |_| CONSENTS   |_| WITHHOLDS CONSENT   |_| ABSTAINS

with respect to the following actions of the partnership:

      The sale of the partnership's remaining properties which are held through Sherburne Associates LLC to NIR Retail, LLC on the terms described in the partnership's consent solicitation statement, dated May __, 2005.

THE GENERAL PARTNER OF THE PARTNERSHIP RECOMMENDS THAT YOU CONSENT TO THE SALE.

IF A CONSENT IS NOT DELIVERED TO THE GENERAL PARTNER, IT WILL HAVE THE SAME EFFECT AS IF YOU HAD VOTED IN FAVOR OF THE SALE.

The undersigned hereby acknowledges receipt of the Consent Solicitation Statement, dated May ___, 2005. THIS CONSENT IS SOLICITED ON BEHALF OF NANTUCKET ISLAND ASSOCIATES LIMITED PARTNERSHIP BY THREE WINTHROP PROPERTIES, INC., THE GENERAL PARTNER.

The undersigned hereby constitutes and appoints the general partner of the partnership as his or her attorney-in-fact for the purposes of executing any and all documents and taking any and all actions required under the partnership agreement in connection with this consent solicitation or in order to implement the actions set forth above.

A FULLY COMPLETED, SIGNED AND DATED COPY OF THIS CONSENT FORM SHOULD BE SENT TO THE GENERAL PARTNER IN THE ENVELOPE PROVIDED.

If no election is specified, any otherwise properly completed and signed consent form will be deemed to be a consent to the sale.

Please sign exactly as you hold your limited partnership units. When signing as an attorney-in-fact, executor, administrator, trustee or guardian, please give your full title. If an interest is jointly held, each holder should sign. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person.

ALL RESPONSES MUST BE RECEIVED ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON JUNE ___, 2005.

                            [Signature Page Follows]

DATE:          , 2005                   INDIVIDUAL


                  --------------------------------------------
                             Signature (Individual)


                  --------------------------------------------
                   Signature (All record holders should sign)


                  --------------------------------------------
                              Type or Print Name(s)


                  --------------------------------------------
                  Tax Identification or Social Security Number


                  --------------------------------------------
                                Telephone Number

                                        CORPORATION, PARTNERSHIP, TRUST OR OTHER
DATE:          , 2005                   ENTITY *


                  --------------------------------------------
                          Type or Print Name of Entity

                                      By:

                                      Its:


                  --------------------------------------------
                               Type or Print Name


                  --------------------------------------------
                  Tax Identification or Social Security Number


                  --------------------------------------------
                                Telephone Number

*If interests are held by an entity, the Certificate of Signatory must also be completed.

CERTIFICATE OF SIGNATORY

To be completed if consent is signed for by an entity.

I, ____________________________, am the __________________ of

_________________________ (the "Entity").

I certify that I am empowered and duly authorized by the Entity to execute this consent form, and certify that the consent form has been duly and validly executed on behalf of the Entity and constitutes the legal and binding obligations of the Entity.

Dated:         , 2005

Signature: ____________________________________________________

Please Print Name: ____________________________________________